MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS II, L.P MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (CAYMAN) II, L.P 520 Madison Avenue, 35th Floor New York, New York 10022

November 28, 2005

ATA Holdings Corp.
ATA Airlines Inc.
7337 West Washington Street
Indianapolis, IN 46231-1300
Attention: John Denison

Re: Financing Commitment

Ladies and Gentlemen:

We understand that ATA Holdings Corp. (“ATA” or the “Company,” and together with certain direct and indirect subsidiary debtors, the “Debtors”), a debtor-in-possession in jointly administered chapter 11 cases (the “Chapter 11 Cases”) before the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division (the “Bankruptcy Court”) is contemplating an amendment to the plan of reorganization filed on September 30, 2005 (the “Plan” and the “Amended Plan”) to include, among other things, (1) $30 million debtor-in-possession financing (the “New DIP”) by MatlinPatterson Global Opportunities Partners II, L.P. and/or MatlinPatterson Global Opportunities Partners (Cayman) II, L.P. (and/or one or more funding vehicles they may form and capitalize with one or more related or unrelated co-investors) (“MP”), and (2) upon the effectiveness of the Amended Plan, up to $70 million in exit financing to a reorganized ATA (“New ATA” and together with certain direct and indirect debtor subsidiaries, the “Reorganized Companies”), in the form of equity investment (the “Equity Financing”) and a standby purchase commitment for a rights offering to the Debtors’ unsecured creditors (the “Rights Offering”, and together with the New DIP and the Equity Financing, the “MP Financing”), all under the terms and conditions set forth in the Term Sheet (as defined below).

MP is pleased to submit this commitment (the “Commitment Letter”) to provide the Debtors with the MP Financing, subject to the terms and conditions set forth herein. MP would provide the MP Financing to the Debtors and Reorganized Companies, substantially on the terms and conditions set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet”). The proceeds of the MP Financing are to be used by the Reorganized Companies for repayment of certain obligations, general working capital and corporate purposes and to make certain specified payments in connection with, and to facilitate the consummation of, the Amended Plan, which Amended Plan is to be in form and substance materially consistent with the Term Sheet and which ATA will seek to confirm as expeditiously as possible in the Chapter 11 Cases and in any event no later than January 31, 2006.

Any capitalized terms used but not defined herein shall have the meaning set forth in the Term Sheet.

1.  Commitment. The Term Sheet sets forth the terms and conditions under which MP is prepared to fund the New DIP and become the lead investor in the Reorganized Companies and plan sponsor for the Amended Plan (the “Lead Investor”). Promptly following execution of the Term Sheet and obtaining of the Court Approval (as defined below), ATA as the “Borrower” and MP shall proceed in good faith to complete and execute definitive legal documentation that is reasonably based upon the terms and conditions set forth herein. The Definitive Documentation will include, without limitation: (i) a Debtor-in-Possession Credit Agreement and related documentation in respect of the New DIP (the “DIP Loan Documentation”), which will be submitted to the Bankruptcy Court for approval on or before December 6, 2005, and (ii) an Investment Agreement and related documentation implementing, among others, the Equity Financing provisions set forth in the Term Sheet, which will be submitted to the Bankruptcy Court for approval as part of the confirmation of the Amended Plan, and (iii) other documentation as necessary to reflect the parties’ agreements with respect to the Rights Offering and the matters discussed in the section of the Term Sheet entitled “Potential Agreement with Southwest” (together, the “Definitive Documentation”).

2.  Expenses. The Borrower shall reimburse to MP, no later than two business days following approval by the Bankruptcy Court of this Commitment Letter and Term Sheet (the “Court Approval”), and upon submission of invoices therefor, all expenses theretofore incurred by MP in connection with its initial due diligence investigation of the Debtors, the negotiation of this Commitment Letter and the Term Sheet, the structuring of the proposed transaction, and the seeking of Court Approval, including, without limitation: (i) the fees and expenses of legal counsel (Sidley Austin Brown & Wood llp) and special aviation legal counsel (O'Melveny & Myers LLP), and (ii) the fees and expenses of consultants (Bain & Co.). In addition, the Debtors will reimburse to MP, no later than five days following receipt of an invoice therefor (which MP may submit every two weeks following the Court Approval), any expenses (including without limitation the fees and expenses of legal counsel and consultants) reasonably incurred by it in connection with (a) any additional due diligence investigation of the Debtors, (b) the negotiation, execution and delivery of the Definitive Documentation and any amendments thereto, (c) participation in the Bankruptcy Court proceedings and Amended Plan formation process, (d) the consummation of the transactions contemplated by the Term Sheet and the Definitive Documentation, (e) making any filings and obtaining any approvals which may be required or which may be deemed desirable, such as under the Hart-Scott-Rodino Antitrust Improvements Act and any other State or Federal law (including without limitation any fees payable in connection with the making of such filings or obtaining of such approvals), (f) litigation, contested matters or adversary proceedings, relating to the MP Financing or the Chapter 11 Cases, in which MP participates subsequent to the execution of this Commitment Letter and (g) enforcement of the rights of MP under the Definitive Documentation.

3.  Fees. In connection with the MP Financing, MP will earn a funding fee (the “MP Funding Fee”), as provided in the Term Sheet. ATA will also pay MP a break-up fee (the “Break-Up Fee”), as provided in the Term Sheet. The obligation to pay the MP Funding Fee and any Break-Up Fee as provided herein will be binding upon Reorganized ATA in the event any plan of reorganization for ATA is consummated regardless of whether such plan of reorganization provides for the payment of such MP Funding Fee and Break-Up Fee.

Once paid, the fees and expenses or any part thereof payable hereunder shall not be refundable or form the basis of any defense, setoff, or recoupment claim under any circumstances, regardless of whether the transactions contemplated by the Term Sheet are consummated. All such fees and expenses will be paid in immediately available funds.

4.  Non-Solicitation. From and after the execution of this Commitment Letter, the Debtors shall not (absent prior written consent from MP, which it may withhold in its sole discretion) directly or indirectly (i) solicit, encourage or initiate any negotiations or discussions with respect to any investment or restructuring proposals competing with the MP Financing (including without limitation any other form of debt or equity financing transaction, business combination, joint venture, asset sale or other transforming transaction involving either of the Debtors) (“Competing Proposals”), or (ii) except as is required by law or order of the Bankruptcy Court, or based on the advice of counsel, as is required pursuant to the fiduciary duties of the Debtors as debtors-in-possession: (A) disclose any information to any potential sponsor or proponent of a Competing Proposal or afford any such person with access to the properties, books or records of the Debtors (provided that nothing herein shall be deemed to prohibit the Debtors from disclosing information in the ordinary course of their businesses consistent with past practices) or (B) participate in any negotiations or discussions with respect to a Competing Proposal, or otherwise negotiate with or cooperate with any person for the purpose of enabling such person to submit a Competing Proposal. In the event the Debtors receive a Competing Proposal or other offer on an unsolicited basis, they shall provide MP with a copy thereof no later than one (1) business day after receiving it.

5.  Indemnity. Excluding any indemnity claims arising solely from an Indemnified Party’s (as defined herein) breach of the Commitment Letter, breach of any other agreements between an Indemnified Party and ATA, or among an Indemnified Party and the Reorganized Companies, upon execution of the Commitment letter, ATA will agree to indemnify and hold harmless MP and its respective affiliates, directors, officers, partners, members, participants, employees, agents and assignees (including affiliates thereof) (each an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the MP Financing (whether or not MP’s commitment therefor receives Court Approval) or any other agreements or transactions entered into with the Debtors or a third party in connection therewith, or in any way arise from any use or intended use of the Commitment Letter, the Term Sheet or the proceeds of the MP Financing, and the Debtors or the Reorganized Companies, as the case may be, jointly and severally, will reimburse (on an as-incurred monthly basis) each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities that are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. In the event of any litigation or dispute involving the Commitment Letter and/or the Term Sheet, subject to the foregoing, MP shall not be responsible or liable to the Debtors or the Reorganized Companies, as the case may be, for any special, indirect, consequential, incidental or punitive damages. The obligations of the Debtors or the Reorganized Companies under this paragraph (the “Indemnification Obligations”) shall remain effective whether or not any of the transactions contemplated in the Commitment Letter or Term Sheet are consummated, any definitive legal documentation is executed and notwithstanding any termination of such Commitment Letter or Term Sheet, and shall be binding upon the Debtors, as an administrative expense, and upon the Reorganized Companies in the event that any plan of reorganization of ATA is consummated.

6.  Due Diligence. Upon reasonable notice and pursuant to the terms of the Confidentiality Agreement entered into between MP and the Debtors, ATA will afford MP full and complete access to the books, records and properties of the Debtors and the opportunity to discuss the business, affairs and finances of the Debtors with directors, officers, employees, accountants, attorneys and representatives of the Debtors in order to enable MP and its counsels, consultants, accountants and other representatives to each make such investigations of the Debtors and its respective businesses as it deems appropriate. ATA agrees that it will cause the officers and employees of the Debtors, and will request their respective legal counsel, consultants, investment bankers and accountants, to cooperate so that MP can complete such review, including promptly disclosing to MP any material facts known to such parties which has resulted in, or could be expected to result in, a Material Adverse Change.

This Commitment Letter is being provided by MP in reliance on the following: (i) all written information and other materials concerning ATA, the Reorganized Companies, the Plan and the Amended Plan (the “Information”) which has been, or is hereafter, prepared by, or on behalf of, ATA and delivered or made available to MP is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements have been made and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests which are believed by ATA to be reasonable and (B) information believed by ATA to have been accurate based upon the information available to ATA at the time such projections were furnished to MP . The Debtors will keep MP apprised of any material Information, including without limitation all such Information as may be required to be disclosed to the Committee of Unsecured Creditors in the Chapter 11 Cases.

ATA shall not issue any press release that references MP, the MP Financing, or the Amended Plan without the consent of MP; provided, however, that if ATA has provided to MP a copy of the press release, and MP has not responded within three (3) business days, ATA may proceed with issuance of the press release.

This Commitment Letter and the Term Sheet (a) supersede all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of MP and the Debtors with respect thereto; (b) shall be governed, except to the extent that the Bankruptcy Code is applicable, by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof; (c) shall not be assignable by ATA without the prior written consent of MP (and any purported assignment without such consent shall be null and void); (d) are intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; and (e) may not be amended or waived except by an instrument in writing signed by the Debtors and MP .

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Notwithstanding anything herein to the contrary, the obligations of the Debtors under this Commitment Letter and the Term Sheet will be subject to the approval of the Bankruptcy Court. ATA will file a motion no later than November 10, 2005, seeking Bankruptcy Court approval (“Court Approval”) for the Commitment Letter (including payment of expenses and the indemnification obligations as administrative expenses and obligations of the ATA estates).

The commitment set forth in this Commitment Letter will expire (i) at 5:00pm, New York City time, on November 29, 2005, if not theretofore approved by the Bankruptcy Court, or (ii) if so approved by the Bankruptcy Court, on December 1, 2005, if the amounts payable to MP pursuant to paragraph 2 above for which invoices have been submitted to the Debtors have not been received by MP on or before 5:00 p.m., New York City time, on such date.

If the foregoing is acceptable, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time, on November 29, 2005, and if not so executed and returned to us by such time, the offer contained in this Commitment Letter will lapse and be of no further force or effect. Subject to the foregoing and to Court Approval, this Commitment Letter will be binding upon the Debtors and MP when executed and delivered by them.

                                                          Very truly yours,

                                                          MATLINPATTERSON GLOBAL
                                                          OPPORTUNITIES PARTNERS II, L.P.

                                                            By:  /s/ Robert H. Weiss
                                                                Name:  Robert H. Weiss
                                                                Title:  General Counsel

                                                          MATLINPATTERSON GLOBAL
                                                          OPPORTUNITIES PARTNERS (Cayman) II, L.P.

                                                            By:  /s/ Robert H. Weiss
                                                                Name:  Robert H. Weiss
                                                                Title:  General Counsel

        Agreed and accepted on this
        29th day of November, 2005:

        ATA AIRLINES, INC.

        By:   /s/ John G. Denison
             Name: John G. Denison
             Title: CEO & President

         By:   /s/ Francis J. Conway
             Name:  Francis J. Conway
             Title: Chief Financial Officer

         ATA HOLDINGS CORP.

        By:   /s/ John G. Denison
          Name: John G. Denison
          Title: CEO & President

        By:   /s/ Francis J. Conway
          Name:  Francis J. Conway
             Title: Chief Financial Officer

EXHIBIT A

TERM SHEET

$30,000,000
MP Debtor-in-Possession Credit Facility
(Payable in Common Stock at Plan Effectiveness)

For

ATA Airlines, Inc.

And

$45,000,000
Common Stock Purchase Commitment

And

$25,000,000
Purchase Commitment in respect of a Rights Offering Transaction for Common Stock

To be Provided By
MatlinPatterson Global Opportunities Partners II, L.P. and/or MatlinPatterson Global Opportunities Partners (Cayman) II, L.P.

For Funding a Plan of Reorganization
For

ATA Airlines Inc. and ATA Holdings Corp.

Term Sheet

Borrower
ATA Airlines, Inc. (the “Borrower”) as a debtor and debtor-in-possession in a case (the “Case” and, together with the bankruptcy case of its parent, ATA Leisure Corp. and ATA Cargo, Inc. the “Cases”) under Chapter 11, Title 11, United States Code (the “Bankruptcy Code”) filed in the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division (the “Bankruptcy Court”). The Borrower and its parent - ATA Holdings Corp. (the “Parent”), ATA Leisure Corp. and ATA Cargo, Inc. - are sometimes collectively referred to herein as the “Debtors”.

Lender/Investor
MatlinPatterson Global Opportunities Partners II, L.P. and/or MatlinPatterson Global Opportunities Partners (Cayman) II, L.P. (and/or one or more funding vehicles they may form and capitalize with one or more related or unrelated co-investors) ( “MP”).

Guarantors	The Parent and the other Debtors other than the Borrower.
MP DIP Financing
An aggregate principal amount of $30,000,000 will be made available, in one or more tranches, on or about December 6, 2005 (the “New DIP Funding Date”), subject to the terms and conditions set forth herein (the “MP DIP Financing” or “DIP Loan”).

Cash Repayment; Stock Repayment; DIP Loan Conversion
Unless theretofore converted into New Common Stock (as defined below) pursuant to the DIP Loan Conversion (as described below), and subject to the next sentence, all principal and accrued interest on the DIP Loan (collectively, the “DIP Loan Obligations”) will become due and payable in cash (the “Cash Repayment Scenario”) upon the earlier to occur of (i) a DIP Loan Event of Default (as defined below), and (ii) March 15, 2006. At the option of MP (the “DIP Deferral Option”), repayment of the DIP Loan Obligations may be deferred (the “Deferral Period”) to the effective date of a plan of reorganization (the “Plan” and the “Effective Date”), at which time MP may exchange the DIP Loan Obligations into New Common Stock at the Conversion Ratio (as defined below) (the “DIP Exchange Option”). During the Deferral Period, the DIP Loan Obligations will continue accruing interest on the same basis as prior to the exercise of the DIP Deferral Option. Other obligations (e.g., expense reimbursement) of the Borrower under the MP DIP Financing shall be paid from time to time as incurred, but no less frequently than semi-monthly, as provided in the Commitment Letter to which this Term Sheet is attached.

If no DIP Loan Event of Default occurs, then subject to the satisfaction of the Plan Conditions, the outstanding principal and interest of the DIP Loan shall be repaid (the “DIP Loan Conversion”) by the issuance to MP on the Effective Date of New Common Stock (as defined below), at a conversion ratio of $10.75 to 1 share of New Common Stock (the “Conversion Ratio”) (i.e. the principal amount of the DIP Loan will be converted into 27.9% of the total number of the New Common Stock outstanding on the Effective Date).

Interest Rate	Interest on each DIP Loan will accrue from the applicable funding date at the rate of 10% per annum and will be payable on the applicable Maturity Date.
Priority
All obligations of the Debtors with respect to the MP DIP Financing will be entitled to superpriority claim status in the Cases, subordinate to that of the existing Southwest Airlines (“Southwest”) debtor-in-possession facility (the “Southwest DIP”) and the ATSB Loan (as defined below).

Security for the MP DIP Financing	The MP DIP Financing will be secured by a lien on ATA assets subordinate in all respects to the liens of Southwest and the ATSB.
Use of Proceeds	The proceeds of the MP DIP Financing shall be used for working capital and other general corporate purposes of the Debtors.

MP DIP Financing Closing Conditions
No borrowing under the DIP Loan shall be permitted prior to a DIP Loan closing (the “DIP Loan Closing”). Each of the following conditions (the “DIP Loan Closing Conditions”) must be satisfied or waived by MP before the DIP Loan Closing can occur:

(i) The Debtors and MP shall have executed the DIP Loan Documentation (as defined in the Commitment Letter).

(ii)  The Bankruptcy Court shall have issued an order approving the Commitment Letter, the DIP Loan Documentation and the borrowing of the DIP Loan by ATA.

(iii)  The Bankruptcy Court shall have issued an order approving the Amended Codeshare Agreement.

(iv)  There shall have been no material adverse change in the business, assets, liabilities (actual and contingent) operations conditions (financial or otherwise) or prospects of the Debtors (a “Material Adverse Change”) since July 31, 2005, including without limitation (i) no amendment to, or termination of, the code-sharing and other existing arrangements between the Borrower and Southwest (the “Codeshare Agreement”), except as approved in writing by MP or except as reflected in the Amended Codeshare Agreement (as defined below); and (ii) no resignation of the senior management and other key employees of the Debtors.

(v) The Debtors shall have continued to implement the operating plan for scheduled airline passenger services provided to MP and dated as of October 8, 2005, with such revisions as may be approved in writing by MP (“OpPlan 6”), as contemplated therein.

(vi) MP shall be granted a lien on ATA assets subordinate in all respects to the liens of Southwest and ATSB (the “MP Lien”), and to the extent required, Southwest and ATSB shall have consented to the DIP Loan and MP Lien.

(vii) The Debtors shall have filed an amended Plan substantially consistent with “OpPlan 6” (the “Amended Plan”) no later than December 6, 2005.

(viii)  Following discussions between MP, the Debtors and the U.S. Department of Transportation (“DOT”), the DOT shall have advised MP and the Debtors, in writing, that the transactions contemplated hereby are not inconsistent with applicable law and rules and DOT practice.

(ix) The Borrower and Southwest shall have executed an Amended and Restated Codeshare Agreement and related documentation on terms acceptable to MP (the “Amended Codeshare Agreement”).

(x) The terms under which the secured claim of the ATSB based on the ATSB Loan Agreement (the “ATSB Loan”) shall be converted on the Effective Date (the “New ATSB Terms”) into long term exit financing shall have been established to the reasonable satisfaction of MP.

Additional Equity Investment; Rights Offering
On the Effective Date and subject to the satisfaction of the Plan Conditions (one or more of which may be waived by MP), MP will invest $45,000,000 (adjusted as provided below) (the “Additional Equity Investment”) in the Parent (or a new holding company that will, as of the Effective Date of the Amended Plan, hold all of the stock of the other debtors, which will also be referred to hereafter as the “Parent”), in consideration of the issuance to it by the Parent, on the terms described in Exhibit A hereto, of shares of common stock of the Parent (the “New Common Stock”). In the event that the outstanding principal amount of the DIP Loan, the MP Funding Fee (as defined below) and interest on the foregoing exceeds $30,000,000 on the Effective Date, the amount of the Additional Equity Investment required to be made by MP will be reduced by the amount of such excess.

In addition, it is contemplated that the Amended Plan will provide for the offering of $25,000,000 worth of shares of New Common Stock (the “Rights Offering Shares”) through the mechanism (the “Rights Offering”), in which non-transferable rights (the “Subscription Rights”) shall be issued to holders of allowed unsecured claims against the Debtors who are accredited investors and who meet certain criteria concerning U.S. citizenship (the “Eligible Holders”). Subscription Rights shall entitle each Eligible Holder to purchase a portion of the Rights Offering Shares (in proportion to the respective value of their claims) at a per share price equal to the price paid by MP. The Rights Offering Shares will be subject to dilution, pro rata with MP, in the event the Management Options, the ALPA Options and the Warrants, described below, are exercised. MP will act as the exclusive standby purchaser (the “Standby Purchaser”) of Rights Offering Shares not subscribed by any Eligible Holder (the “Standby Purchase Commitment”) so as to ensure that the Rights Offering, when added to the Additional Equity Investment, generates gross proceeds to the Parent equal to $70,000,000 (the “Purchase Commitment”). MP reserves the right to assign or sell a participation in all or any portion of its Standby Purchase Commitment to one or more accredited investors who meet certain criteria concerning U.S. citizenship (including, without limitation, any Eligible Holders), provided that any such assignment or sale will not release MP from its Standby Purchase Commitment hereunder.

Unsecured Creditors
Assuming agreement is reached with Southwest with respect to the matters described under “Potential Agreement with Southwest”, in addition to having the right to subscribe to all of the Rights Offering Shares, unsecured creditors in Class 6 will receive: (i) shares representing 7% of the New Common Stock outstanding on the Effective Date (the “Original Creditor Stock”); (ii) warrants to acquire up to 2% of the New Common Stock outstanding on the Effective Date, at an exercise price per share equal to the price paid by MP and on such other terms acceptable to MP (the “Original Warrants”); and (iii) subject to the next sentence, additional warrants to acquire up to 2% of the New Common Stock outstanding on the Effective Date, at an exercise price per share equal to the price paid by MP and on such other terms acceptable to MP (the “Additional Warrants”, the Original Warrants and the Additional Warrants being referred to collectively herein as the “Warrants”). The Additional Warrants will be issued to the unsecured creditors on the condition that the Eligible Holders subscribe to all of the Rights Offering Shares.

Management and Employees
Management will have the right to acquire up to 5%, on a fully diluted basis, of the New Common Stock, through the exercise of stock options (assuming agreement is reached with Southwest with respect to the matters described under “Potential Agreement with Southwest”) (the “Management Options”).

Members of ALPA will have the right to acquire up to 4%, on a fully diluted basis, of the New Common Stock, through the exercise of stock options (assuming agreement is reached with Southwest with respect to the matters described under “Potential Agreement with Southwest”) (the “ALPA Options”, the Management Options and the ALPA Options being referred to collectively herein as the “Stock Options”).

The exercise price for the Stock Options will be the same as the purchase price paid by MP for the New Common Stock.

Dilution	Upon exercise of the Stock Options, all outstanding New Common Stock (including any New Common Stock issued upon exercise of the Warrants) will be diluted on a pro-rata basis.
Implementation
The DIP Loan Conversion, the Additional Equity Investment and the Purchase Commitment (together with the Exit Loan (as defined below), if made, the “Exit Financing”) will be effected in connection with the implementation of an Amended Plan, and will be subject to the satisfaction or waiver by MP of the conditions to the Effective Date, as mutually agreed by MP and the Debtors (the “Plan Conditions”), which Plan Conditions shall include the conditions set forth on Exhibit B hereto.

Funding Fees; Breakup Fees
The Debtors will pay to MP a funding fee equal to 3% of the amount available under the Exit Financing (i.e. a fee of $3,600,000, assuming the Exit Loan is made) (the “MP Funding Fee”). The MP Funding Fee will be deemed earned on the date the DIP Loan is made available (i.e., when the DIP Loan Closing Conditions have been met or waived) and treated in the same manner as the principal amount advanced to the Debtors in connection with the MP DIP Financing; accordingly, the MP Funding Fee will accrue interest, and be repayable, in the same manner and on the same dates as such principal.

In the event that, without the consent of MP, any person other than MP is selected as the lead investor and plan sponsor in the Debtors (“Lead Investor”), or the Debtors propose or the Bankruptcy Court otherwise confirms a Plan in which MP is not the Lead Investor , then so long as MP has not breached its obligations hereunder, MP shall be entitled to receive, in addition to the MP Funding Fee, a cash payment equal to 3% of the total amount available under the Additional Equity Investment, the Purchase Commitment and the Exit Loan (i.e. a fee of $2,700,000, assuming the Exit Loan is made) (the “MP Breakup Fee”).

Representations and Warranties
The Definitive Documentation shall contain representations and warranties usual and customary for transactions of the type contemplated by this Term Sheet, including, without limitation: (i) due organization and qualification; (ii) capitalization; (iii) corporate power and authority (subject to required approvals of the Bankruptcy Court); (iv) enforceability of the transactions; (v) absence of conflicts with laws and material agreements; (vi) title to properties and assets; (vii) compliance with laws and regulations; (viii) payment of taxes and other obligations; (ix) labor matters and employee benefit plans; (x) maintenance of assets and insurance, (xi) material contracts and commitments; (xii) financial condition, including accuracy of financial statements and absence of undisclosed liabilities; (xiii) absence of any material adverse change; and (xiv) legal proceedings (other than as disclosed).

Affirmative Covenants
The Definitive Documentation shall contain affirmative covenants usual and customary for transactions of the type contemplated by this Term Sheet, including, without limitation: (i) delivery of periodic financial statements, including weekly cash flow statements and other financial information reasonably requested by MP; (ii) weekly (or on such other periodic basis as such information is collated for management) reports of operating data, including, for example, advance ticket sales and bookings, yield and load numbers, and number of aircraft flying; (iii) conduct of business and existence; (iv) maintenance of assets and insurance; (v) prompt notification of any material event or litigation; (vi) immediate notification of any Event of Default (such notification to be received by MP in no event later than one business day following the occurrence of such Event of Default); and (vii) inspection of assets, books and records, and reasonable access to management personnel.

Negative Covenants
The Definitive Documentation shall contain negative covenants usual and customary for transactions of the type contemplated by this Term Sheet, including, without limitation, restrictions on: (i) additional indebtedness; (ii) dividends and repayment of existing debt; (iii) sale of aircraft, engines or parts (including sale-leasebacks), business units, landing slots or other assets; (iv) new leases and unscheduled lease payments; (v) unscheduled pension payments; (vi) liens and negative pledge clauses; (vii) acquisitions, capital expenditures outside the ordinary course and investments; (viii) transactions with insiders; (ix) any imposition by the Debtors of surcharges under Section 506(c) of the Bankruptcy Code; and (x) any new claims entitled to a superpriority under Section 364(c)(1) of the Bankruptcy Code.

Events of Default and Remedies
The Definitive Documentation shall contain Events of Default with respect to the MP DIP Financing usual and customary for transactions of the type contemplated by this Term Sheet (each, a “DIP Loan Event of Default”), including without limitation: (i) selection of any persons other than MP as the Lead Investor; (ii) the Amended Plan is not confirmed by the Bankruptcy Court on or before January 31, 2006 (the “Plan Confirmation Date”); (iii) the Amended Plan is further amended, in a manner which materially adversely effect MP, without MP’s consent; (iv) the Plan Conditions are not satisfied or waived on or before February 28, 2006; (v) the expiration or termination of the Debtors’ Plan exclusivity period; (vi) violation of any covenant (after notice and cure periods, where customary); (vii) material inaccuracy of representations and warranties when made or deemed to be made; (viii) any event of default occurring under any material agreements and indebtedness; (ix) asserted invalidity by the Debtors or any guarantor of any loan documentation or security interest in favor of MP; (x) any Material Adverse Change, (xi) cross default of the MP DIP Financing to any obligations of the Debtors under the Investment Agreement; and (xii) failure of operating and financial performance of the Debtors to be substantially in accordance with the progress points and the metrics set forth in the Business Plan and the OpPlan 6.

Upon the occurrence of an Event of Default, MP may take any or all of the following actions: (i) declare the DIP Loan Obligations to be due and payable; (ii) terminate any further commitment to lend to the Borrower; and (iii) exercise any other rights and remedies of a secured creditor.

Potential Agreement with Southwest
MP and the Debtors are currently engaged in discussions with Southwest concerning possible amendment of the Codeshare Agreement. If those discussions result in an Amended Codeshare Agreement between the Borrower and Southwest, then it is anticipated that (1) Southwest would be released from its current commitment to invest $30 million in the Parent in exchange for preferred stock convertible into 27.5% of the Parent’s common stock (“the Southwest Investment Commitment”); and (2) MP would loan to the Reorganized Companies on the Effective Date, in addition to the other amounts to be made available pursuant to this Term Sheet, $20 million (the “Exit Loan”), subject to the granting to MP of appropriate collateral security in the assets of the Reorganized Companies and on other terms to be established, for the purpose of enabling the Reorganized Companies to repay amounts outstanding under the Southwest DIP.

Governing Law
This Term Sheet and the Definitive Documentation shall be governed by the laws of the State of New York (other than any conflict of laws rules thereof which would lead to the application of the laws of any other jurisdiction). During the pendency of the Cases, any dispute concerning the Term Sheet or any Definitive Documentation shall subject to the exclusive jurisdiction of the Bankruptcy Court.

Confidentiality	The existence and the terms of this Term Sheet shall remain confidential until filed in the Cases or disclosed to parties-in-interest under appropriate conditions of confidentiality.
Due Diligence	The Debtor shall cooperate with MP to enable it to perform a due diligence investigation of the Debtors prior to the Effective Date.

Exhibit A
to
Term Sheet

Terms of Issuance of New Common Stock to MP

1. Assuming agreement is reached with Southwest with respect to the matters described under “Potential Agreement with Southwest”, the number of shares of New Common Stock issuable to MP upon the DIP Loan Conversion and the Additional Equity Investment will be equal to 69.75% of the total number of shares of new common stock of the Parent outstanding on the Effective Date. The balance of shares outstanding on the Effective Date will be held as follows: (1) 23.25% by the Eligible Holders and/or MP in the form of Rights Offering Shares, and (2) 7% by the unsecured creditors in the form of the Original Creditor Stock.

Upon exercise of all of the Warrants (assuming the condition to the issuance of the Additional Warrants is met) and the Stock Options, the outstanding share capital of the Parent would be held as follows: (1) 60.93% by MP, (2) 20.31% by the Eligible Holders and/or MP in the form of Rights Offering Shares, (3) 6.12% by unsecured creditors in the form of the Original Creditor Stock, (4) 3.64% by unsecured creditors following exercise of the Warrants, (5) 5% by Parent’s management following exercise of the Management Options, and (6) 4% by members of ALPA following exercise of the ALPA Options.

In the event that an agreement is not reached with Southwest, then each of the foregoing share percentages will be diluted by 27.5%.

2. Assuming agreement is reached with Southwest with respect to the matters described under “Potential Agreement with Southwest”, MP will have the right to appoint at least five of seven members of the Parent’s initial Board of Directors and an equivalent proportion of members of the Board of Directors of each of the Operating Subsidiaries. The remaining Directors on the initial Board of Directors will be appointed as follows: one by the Parent’s current management team, and (subject to the agreement of MP, and with respect to the initial Board of Directors only) one by the Unsecured Creditors’ Committee of the Debtors after consultation with those parties subscribing to a majority of the Rights Offering Shares. In the event that an agreement is not reached with Southwest, then one of the five members of the Board of Directors that would have been appointed by MP will be appointed by Southwest.

3. In the event MP is not the Lead Investor and exercises its DIP Exchange Option, it shall be entitled to certain minority shareholder protections to be established in the Definitive Documentation including without limitation the right to appoint at least two of seven members of the Parent’s Board of Directors.

Exhibit B
to
Term Sheet

Plan Conditions

The Plan Conditions shall include the following:

1.
The Bankruptcy Court shall have entered an order confirming the Amended Plan no later than January 31, 2006, having previously entered an order approving such Amended Plan and a related disclosure statement in form and substance reasonably satisfactory to MP, and such orders, once entered, shall not have been modified without MP’s prior written consent, reversed or vacated, and each such order shall be in effect and not be stayed.

2. The Amended Codeshare Agreement shall have become effective (or will become effective as of the Effective Date), and shall not have been further amended without MP’s written consent.

3.
The ATSB Loan shall have been converted into long-term financing for the Parent and/or the Operating Subsidiaries on the basis of the New ATSB Terms, and the Southwest DIP shall have been converted into long-term financing for the Parent and/or the Operating Subsidiaries, all in form and substance reasonably satisfactory to MP.

4.	There shall be no pending or threatened strike, work stoppage or slow down or other labor action which could materially disrupt the normal operations of the Parent or the Operating Subsidiaries.

5.
The Borrower’s aircraft leases shall have been amended by agreement or by order of the Bankruptcy Court (in form and substance reasonably satisfactory to MP) substantially in accordance with the schedule for such amendments heretofore delivered by the Debtors to MP and in accordance with OpPlan 6.

6.
No members of the senior management of the Debtors or other key employees of the Debtors shall have resigned or otherwise had their employment with the Debtors terminated, and the Debtors and (to the extent this condition has not been fulfilled as of the closing of the MP DIP Loan) such employees shall have entered into agreements in form and substance satisfactory to MP with respect to retention of such employees by the Parent or the Operating Subsidiaries following the effective date of an Amended Plan.

7.	All aspects of the approval process for the Amended Plan shall be reasonably satisfactory to MP, and any further amendment to the Amended Plan shall be approved by MP.

8.
All waiting periods imposed by applicable Law (including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable) in connection with the consummation of the Amended Plan and the implementation of the Exit Financing shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions, and the Debtors and MP shall have received all material regulatory approvals required for the consummation of the Amended Plan and the implementation of the Exit Financing and for the reorganized Debtors to continue to carry on their businesses without material change, each of which approvals shall have become final.

9.
The Debtors and MP shall have received all material contractual consents, approvals, permits, authorizations, exemptions, consents, licenses and agreements from third parties that are necessary for the consummation of the Amended Plan and the implementation of the Exit Financing and for the reorganized Debtors to continue to carry on their businesses without material change, none of which shall contain any condition or restriction that, in MP’s reasonable judgment, materially impairs the reorganized Debtors’ ability to carry on their respective businesses.

10.
Such transaction documents as MP reasonably determines to be necessary to consummate the Amended Plan and to implement the Exit Financing (“Transaction Documents”) shall have been prepared, negotiated and, to the extent applicable, executed by the applicable parties, and approval by the Bankruptcy Court of such documents, as necessary, shall have been obtained. All such Transaction Documents (in form and substance reasonably satisfactory to MP), to the extent applicable, shall be in effect, shall not have been modified without MP’s consent and the consummation of the transactions contemplated thereby shall not be stayed, and all conditions to the obligations of the parties under such Transaction Documents shall have been satisfied or effectively waived.

11.
All corporate and other proceedings to be taken by the Debtors in connection with the Transaction Documents and the consummation of the transactions contemplated thereby and by the Amended Plan and all documents incident thereto shall have been completed in form and substance reasonably satisfactory to MP, and MP shall have received all such counterpart originals or certified or other copies of the Transaction Documents and such other documents as it may reasonably request.

12.
Since the date of this Term Sheet, (A) no law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents or the consummation of any of the transactions contemplated thereby or by the Amended Plan; (B) no preliminary or permanent injunction or other order by any governmental entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents or the consummation of any of the transactions contemplated thereby or by the Amended Plan shall have been issued and remain in effect; and (C) no governmental entity shall have instituted any proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents or the consummation of any of the transactions contemplated thereby or by the Amended Plan.

13.
The Articles of Incorporation and By-Laws of the Parent and the Operating Subsidiaries shall be in form and substance reasonably satisfactory to MP, and each such Articles of Incorporation shall have been filed with and accepted by the Secretary of State of the State of Indiana and shall have become effective.

14.
The persons designated by MP to become directors of the Parent and its Operating Subsidiaries shall have been elected or appointed to their respective Boards of Directors effective as of the Effective Date, and directors’ and officers’ liability insurance shall be available to such directors on terms and in an amount of coverage reasonably satisfactory to MP.

15.	The representations and warranties of the Debtors set forth in the Definitive Documentation shall be true and complete in all material respects as of the Effective Date.

16.	No Material Adverse Change shall have occurred with respect to the Parent or the Operating Subsidiaries since the New DIP Funding Date.

17.
There shall be no threatened or pending suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction (excluding the Cases or any other proceeding disclosed by the Debtors to MP in writing prior to the execution of this Term Sheet) which is likely to have a material adverse effect on the Debtors or materially impair MP’s ability to realize the benefits and value of its investment in the Parent or the anticipated operation of the Operating Subsidiaries.

18.
Immediately after the Effective Date, the Parent and the Operating Subsidiaries shall be in compliance with the applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers, it being understood that MP will use commercially best efforts to obtain a favorable determination by the DOT with respect to its proposed investment in the Parent.

19.
The Debtors shall have achieved certain operational and financial benchmarks to be agreed to by the Debtors and MP in connection with the formulation of the Amended Plan, including those benchmarks established in OpPlan 6.

20.	The DIP Loan Closing Conditions shall have been met or waived.

21.	Such other conditions as are usual and customary for investments by equity plan sponsors in companies exiting from bankruptcy.